SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2012

BioZone Pharmaceuticals, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-146182	20-5978559
(Commission File Number)	(I.R.S. Employer Identification No.)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ	07632
(Address of Principal Executive Offices)	(Zip Code)

(201) 608-5101
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On February 3, 2012, Biozone Pharmaceuticals, Inc.’s (the “Company”) former Executive Vice President and Director, Daniel Fisher, resigned from its Board of Directors.

Prior to his resignation, the Board of Directors, on January 30, 2012, following a meeting called for such purpose, removed Mr. Fisher from all positions with the Company for “cause” and terminated his employment agreement. The basis for the removal included unresolved accounting and business questions related to certain companies acquired by the Company in 2011.  The Company also has exercised its clawback rights, seeking to cancel shares and other payments made to Mr. Fisher in connection with the businesses acquired and shares of our common stock issued to Mr. Fisher.  Mr. Fisher is also the guarantor of certain intercompany debts owing the Company for which the Company is seeking repayment.

The Company is seeking to recover damages, past wages and cancellation of 6,650,000 shares of its common stock issued to Mr. Fisher.  On July 18, 2012, the Company commenced an action in New York Supreme Court entitled Biozone Pharmaceuticals, Inc. v. Daniel Fisher and 580 Garcia Properties, LLC. (652489/2012) alleging breach of contract, breach of fiduciary duty, fraud and negligence.  Mr. Fisher commenced an action in the United States District Court for the Northern District of California, entitled Daniel Fisher v. Biozone Pharmaceuticals, Inc. et al. (No. C12-03716) seeking damages and injunctive relief, which claims among other things, conversion, wrongful termination, tortious interference, violations of securities laws, whistleblower statutes, his employment agreement and stock purchase agreement.

The Company previously reported that Mr. Fisher had submitted correspondence to the Company (the “Letter”) regarding the circumstances surrounding his resignation as director and removal as an officer, which were previously filed as Exhibit 17.1 to the Company’s Current Report on form 8-K/A filed on February 8, 2012 (the “Current Report”).  This amendment to the Current Report is being filed to provide copies of the attachments to the Letter.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Personal Guaranty of Daniel Fisher and Brian Keller dated August 23, 2011
17.1	Letter from Daniel Fisher

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

BioZone Pharmaceuticals, Inc.

Date: July 30, 2012	By:	/s/ Elliot Maza
Name: Elliot Maza
Title: Chief Executive Officer and Chief Financial Officer